     As filed with the Securities and Exchange Commission on June 24, 1994.
                                                       Registration No. 33-

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act Of 1933

                                ----------------

                               CRIIMI MAE Inc.
             (Exact name of Registrant as specified in its charter)
          Maryland                                     52-1622022
     (State of incorporation)            (I.R.S. Employer Identification No.)

                              11200 Rockville Pike
                           Rockville, Maryland  20852
                                 (301) 468-9200

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               William B. Dockser
                             Chairman of the Board
                              11200 Rockville Pike
                           Rockville, Maryland  20852
                                 (301) 468-9200

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                           Morris F. DeFeo, Jr., Esq.
                        Arent Fox Kintner Plotkin & Kahn
                         1050 Connecticut Avenue, N.W.
                           Washington, DC  20036-5339

          Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.
                                ---------------

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]
                                ---------------

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.[X]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

===============================================================================================================

                                                              Proposed           Proposed
                                             Amount            Maximum            Maximum           Amount of
  Title of Each Class of                     to be          Offering Price       Aggregate        Registration
  Securities to be Registered (1)          Registered          Per Unit       Offering Price (2)      Fee
- ---------------------------------------------------------------------------------------------------------------
Debt Securities, Preferred
 Stock, par value $.01 per
 share, and Common Stock,
 par value $.01 per
 share................(3)                      (4)               (4)           $200,000,000            $68,966
================================================================================================================

 (1) This Registration Statement also covers delayed delivery contracts which may be issued by the Registrant under which the counterparty may be required to purchase Debt Securities, Preferred Shares or Common Shares. Such contracts would be issued with the Debt Securities, Preferred Shares and/or Common Shares. In addition, any other securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)   Estimated solely for the purpose of calculating the registration fee.
      The amount of the filing fee, calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended, equals 1/29th of one percentum of the maximum offering price of all the securities listed above.
(3) There is also being registered hereunder an indeterminate number of Common Shares and Preferred Shares as may be issued in exchange for, or upon conversion of, the Debt Securities and an indeterminate number of Common Shares as may be issued in exchange for, or upon conversion of, the Preferred Shares. No separate consideration will be received for Preferred Shares and/or Common Shares issued upon any such exchanges or conversions.
(4) Not applicable pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 Subject to Completion, dated June 23, 1994

                               CRIIMI MAE Inc.

                                $200,000,000

             Debt Securities, Preferred Shares and Common Shares

     CRIIMI MAE Inc. ("CRIIMI MAE") may from time to time offer in one or more series its unsecured subordinated debt securities (the "Debt Securities"), shares of its preferred stock, par value $.01 per share (the "Preferred Shares"), and shares of its common stock, par value $.01 per share (the "Common Shares"), with an aggregate public offering price of up to $200,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Shares and Common Shares (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in supplements to this Prospectus (a "Prospectus Supplement").

     The Debt Securities will be direct unsecured obligations of CRIIMI MAE subordinated to existing and future senior indebtedness, as defined. See "Description of Debt Securities."

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, ranking, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of CRIIMI MAE or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Preferred Shares or Common Shares, covenants and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iii) in the case of Common Shares, any public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of CRIIMI MAE as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly, through agents designated from time to time by CRIIMI MAE, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

     CRIIMI MAE's Common Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "CMM." On June 22, 1994, the closing sale price of the Common Shares on the NYSE was $10.50 per share.

                           _______________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is ____________, 1994.

                            AVAILABLE INFORMATION

    CRIIMI MAE and its subsidiary, CRI Liquidating REIT, Inc. ("CRI Liquidating"), are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by CRIIMI MAE and CRI Liquidating can be inspected and copied at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy material and other information concerning CRIIMI MAE and CRI Liquidating may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by CRIIMI MAE with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement for further information with respect to CRIIMI MAE and the Securities. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by CRIIMI MAE with the SEC (File No. 1-10360) are incorporated herein by reference:

         1. Annual Report on Form 10-K for the year ended December 31, 1993, as filed with the SEC on February 16, 1994, and as amended by Amendment on Form 10-K/A, filed with the SEC on March 11, 1994.

         2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, as filed with the SEC on May 16, 1994.

         3.  Definitive Proxy Statement dated April 6, 1993.

         4.  Form 8-A, as filed with the SEC on April 8, 1994.

         5.  Form 8-A, as filed with the SEC on October 16, 1989.

         6.  Form 8-B, as filed with the SEC on October 27, 1993.

    All documents filed by CRIIMI MAE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  CRIIMI MAE will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference. Requests for such copies should be directed to: CRIIMI MAE Inc., Investor Services, The CRI Building, 11200 Rockville Pike, Rockville, Maryland 20852, or telephone (301) 468-9200 or toll-free (800) 678-1116.

                             PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus. References to CRIIMI MAE appearing in this Prospectus shall not include CRI Liquidating, unless the context otherwise requires.

                                 CRIIMI MAE

    CRIIMI MAE, an infinite-life, actively managed real estate investment trust ("REIT"), is the largest multifamily mortgage REIT. CRIIMI MAE invests selectively, focusing primarily on high-quality multifamily mortgage investments, including government insured or guaranteed mortgage investments secured by multifamily housing complexes ("Government Insured Multifamily Mortgages") and government-insured or guaranteed multifamily construction loans located throughout the United States. CRIIMI MAE's principal objectives are to provide stable or growing quarterly cash distributions to its stockholders while preserving and protecting its capital. CRIIMI MAE has sought to achieve these objectives by investing primarily in Government Insured Multifamily Mortgages using a combination of debt and equity financing.

    CRIIMI MAE has invested primarily in two types of Government Insured Multifamily Mortgages: loans insured by the Federal Housing Administration (the "FHA") pursuant to provisions of the National Housing Act, which are first or second liens on residential apartment, nursing home or townhouse complexes ("FHA-Insured Loans"); and mortgage-backed securities which are guaranteed by the Government National Mortgage Association ("GNMA") as to the monthly payment of the outstanding principal of, and interest on, the underlying multifamily mortgages ("GNMA Securities"). As of May 31, 1994, CRIIMI MAE owned directly 165 Government Insured Multifamily Mortgages with an amortized cost of approximately $666.5 million. As of May 31, 1994, the weighted average coupon rate of CRIIMI MAE's Government Insured Multifamily Mortgages was approximately 8.1% and the weighted average maturity thereof was approximately 33 years. See "CRIIMI MAE--Description of Assets."

    In addition to its portfolio of Government Insured Multifamily Mortgages and other assets, CRIIMI MAE also owns approximately 57% of the issued and outstanding common stock of CRI Liquidating, a finite-life, self-liquidating REIT which owns Government Insured Multifamily Mortgages. CRI Liquidating's common stock is listed on the NYSE under the symbol "CFR". As of May 31, 1994, CRI Liquidating owned 51 Government Insured Multifamily Mortgages with an amortized cost of approximately $154.4 million. As of May 31, 1994, the weighted average coupon rate of CRI Liquidating's Government Insured Multifamily Mortgages was approximately 7.6% and the weighted average maturity thereof was approximately 27 years. See "CRIIMI MAE--Description of Assets."

    In addition to investing in FHA-Insured Loans and GNMA Securities, CRIIMI MAE's investment policies also permit CRIIMI MAE to invest in Government Insured Multifamily Mortgages which are not FHA-insured or GNMA-guaranteed ("Other Insured Mortgages") and in certain other multifamily mortgage investments which are not federally insured or guaranteed ("Other Multifamily Mortgages"). As of June 23, 1994, CRIIMI MAE had not invested in any Other Insured Mortgages or Other Multifamily Mortgages. However, CRIIMI MAE is actively exploring opportunities to sponsor and/or participate in securitization arrangements involving the pooling primarily of Other Multifamily Mortgages, and in certain instances mortgages on commercial properties, to further enhance potential returns to CRIIMI MAE's stockholders.

    CRIIMI MAE may apply all or part of the net proceeds from any offering or series of offerings of securities made pursuant to this Registration Statement to acquire additional mortgage investments, including Government Insured Multifamily Mortgages, Other Insured Mortgages and/or Other Multifamily Mortgages, to sponsor and/or participate in securitized mortgage programs and to make other investments and/or acquisitions relating to CRIIMI MAE's mortgage business.

    CRIIMI MAE's use of leverage carries with it the risk that the cost of its borrowings could increase relative to the return on its mortgage investments, which could result in reduced net income or a net loss and thereby reduce the return to stockholders. CRIIMI MAE has entered into interest rate hedging agreements which partially limit the adverse effects of rising interest rates. CRIIMI MAE actively reviews its asset/liability management techniques in an effort to make optimal use of its borrowing ability based on market conditions and opportunities. In certain adverse interest rate environments, including a sustained period of rising interest rates, CRIIMI MAE could be required to liquidate a portion of its assets at a loss in order to comply with certain covenants under its financing facilities. CRIIMI MAE's dividends are affected by numerous other factors, including the dividends which CRIIMI MAE receives on its shares of CRI Liquidating.

    CRIIMI MAE's portfolio and day-to-day operations are managed by an affiliate of C.R.I., Inc. ("CRI"), an international real estate investment firm which is currently ranked as the sixth largest real estate asset manager in the United States. In its 20 years as an investor in, and manager of, debt and equity investments in multifamily properties, CRI has used its expertise to assemble one of the largest multifamily portfolios in the United States.

                             RECENT DEVELOPMENTS

    In connection with the settlement of certain class action litigation involving CRIIMI MAE and certain of its affiliates, CRIIMI MAE entered into a settlement agreement on September 24, 1993 providing, among other things, for the issuance of warrants, exercisable for 18 months from issuance, to purchase Common Shares at an exercise price of $13.17 per share (the "Settlement Agreement"). Based on proofs of claim submitted as of the submission date required by the Settlement Agreement (the "Submission Date"), CRIIMI MAE expects to issue approximately 334,000 warrants pursuant to the Settlement Agreement. See "Recent Developments."

                                 CRIIMI MAE

General

    CRIIMI MAE, an infinite-life, actively managed REIT, is the largest multifamily mortgage REIT. CRIIMI MAE invests selectively, focusing primarily on high-quality multifamily mortgage investments, including Government Insured Multifamily Mortgages and government-insured or guaranteed multifamily construction loans. CRIIMI MAE's principal objectives are to provide stable or growing quarterly cash distributions to its stockholders while preserving and protecting its capital. CRIIMI MAE has sought to achieve these objectives by investing primarily in Government Insured Multifamily Mortgages using a combination of debt and equity financing. CRIIMI MAE and CRI Liquidating are Maryland corporations. The principal executive offices of CRIIMI MAE and CRI Liquidating are located at the CRI Building, 11200 Rockville Pike, Rockville, Maryland 20852, and their telephone number is (301) 468-9200.

Background

    CRIIMI MAE and its subsidiary, CRI Liquidating, were formed in 1989 to effect the merger into CRI Liquidating (the "Merger") of three federally insured mortgage funds sponsored by CRI: CRI Insured Mortgage Investments Limited Partnership ("CRIIMI I"); CRI Insured Mortgage Investments II, Inc. ("CRIIMI II"); and CRI Insured Mortgage Investments III Limited Partnership ("CRIIMI III" and together with CRIIMI I and CRIIMI II, the "CRIIMI Funds"). The Merger was effected to provide certain potential benefits to investors in the CRIIMI Funds, including the elimination of unrelated business taxable income for certain tax-exempt investors, the diversification of investments, the reduction of general overhead and administrative costs as a percentage of assets and total income and the simplification of tax-reporting information. In the Merger, which was approved by investors in each of the CRIIMI Funds and subsequently consummated on November 27, 1989, investors in the CRIIMI Funds received, at their option, shares of CRI Liquidating common stock ("CRI Liquidating Shares") or CRIIMI MAE Common Shares.

    Investors in the CRIIMI Funds that received CRIIMI MAE Common Shares became stockholders in an infinite-life, actively managed REIT having the potential to increase the size of its portfolio and enhance the returns to its stockholders. CRIIMI MAE stockholders retained their economic interests in the assets of the CRIIMI Funds which were transferred to CRI Liquidating through the issuance of one CRI Liquidating Share to CRIIMI MAE for each CRIIMI MAE Common Share issued to investors in the Merger. Upon the completion of the Merger, CRIIMI MAE held a total of 20,361,807 CRI Liquidating Shares, or approximately 67% of the issued and outstanding CRI Liquidating Shares. As of the date of this Prospectus, CRIIMI MAE holds a total of 17,199,307 CRI Liquidating Shares, or approximately 57% of the issued and outstanding CRI Liquidating Shares.

  Investors in the CRIIMI Funds that received CRI Liquidating Shares, as well as CRIIMI MAE, became stockholders in a finite-life, self-liquidating REIT the assets of which consist primarily of Government Insured Multifamily Mortgages and other assets formerly held by the CRIIMI Funds. CRI Liquidating intends to hold, manage and dispose of its mortgage investments in accordance with the objectives and policies of the CRIIMI Funds, including disposing of any remaining mortgage investments by 1997 through an orderly liquidation.

    On September 6, 1991, CRIIMI MAE, through its wholly owned subsidiary CRIIMI, Inc., acquired from Integrated Resources, Inc. all of the general partnership interests in four publicly held limited partnerships known as the American Insured Mortgage Investors Funds (the "AIM Funds"). The AIM Funds own mortgage investments which are substantially similar to those owned by CRIIMI MAE and CRI Liquidating. CRIIMI, Inc. receives the general partner's share of income, loss and distributions (which ranges among the AIM Funds from 2.9% to 4.9%) from each of the AIM Funds. In addition, CRIIMI MAE owns indirectly a limited partnership interest in the adviser to the AIM Funds, in respect of which CRIIMI MAE receives a guaranteed return each year.

Asset Management

    CRIIMI MAE is governed by a board of directors (the "CRIIMI MAE Board"), a majority of whom are independent directors with extensive industry related experience. The adviser to CRIIMI MAE and CRI Liquidating is CRI Insured Mortgage Associates Adviser Limited Partnership (the "Adviser"), the general partner of which is CRI and the operations of which are conducted by CRI's employees. The Adviser manages CRIIMI MAE's portfolio of Government Insured Multifamily Mortgages and other assets with the goal of maximizing CRIIMI MAE's value, and conducts CRIIMI MAE's day-to-day operations. Under an Advisory Agreement between CRIIMI MAE and the Adviser, the Adviser and its affiliates receive certain fees and expense reimbursements.

    CRI is an international real estate investment firm which is currently ranked as the sixth largest real estate asset manager in the United States. Established in 1974, CRI offers capital, management and investment expertise to developers, builders and both institutional and individual investors. CRI has been active in property acquisitions and dispositions, domestic and foreign debt and equity placements, asset and property management and leasing, structuring and sponsorship of real estate investment funds, and management of real estate investment portfolios and REITs.


Investment Policies

    CRIIMI MAE's investment policies, which are overseen by the CRIIMI MAE Board, are intended to foster CRIIMI MAE's objectives of providing stable or growing quarterly cash distributions to its stockholders while preserving and protecting its capital. CRIIMI MAE has sought to achieve these objectives by investing primarily in Government Insured Multifamily Mortgages issued or sold pursuant to programs sponsored by the FHA and GNMA. CRIIMI MAE's sources of capital include borrowings, principal distributions received on its CRI Liquidating Shares, principal proceeds of CRIIMI MAE mortgage dispositions and proceeds from equity offerings. Beginning in early 1990, CRIIMI MAE commenced an acquisition program to buy FHA-insured and GNMA-guaranteed construction loans. Although all periodic disbursements on such loans are FHA-insured or GNMA-guaranteed, such loans generally carry higher interest rates than permanent project loans largely because of the special expertise required to handle many aspects of these loans, such as the dispersal of funds to borrowers.

    In addition to investing in FHA-Insured Loans and GNMA Securities, CRIIMI MAE's investment policies also permit CRIIMI MAE to invest in Other Insured Mortgages and in Other Multifamily Mortgages. Pursuant to CRIIMI MAE's policy, at the time of their acquisition, Other Multifamily Mortgages must have an expected yield of at least 150 basis points (1.5%) greater than the yield on Government Insured Multifamily Mortgages which could be acquired in the then current market and must meet certain other underwriting guidelines. The CRIIMI MAE Board has adopted a policy limiting Other Multifamily Mortgages to 20% of CRIIMI MAE's total consolidated assets. As of June 23, 1994, CRIIMI MAE had not invested in any Other Insured Mortgages or Other Multifamily Mortgages.

    CRIIMI MAE is actively exploring opportunities in connection with the sponsorship of, and/or participation in, securitization arrangements which involve the pooling primarily of Other Multifamily Mortgages, and in certain instances mortgages on commercial properties, to further enhance potential returns to CRIIMI MAE's stockholders. Such sponsorship and/or participation may include the investment by CRIIMI MAE in non-investment grade or unrated tranches of mortgage pools having a high current yield. As of June 23, 1994, CRIIMI MAE had not participated in or sponsored any such transactions. It is anticipated that CRIIMI MAE will use the underwriting guidelines established by the CRIIMI MAE Board for Other Multifamily Mortgages in determining the suitability of investing in securitized mortgages.

    CRIIMI MAE seeks to enhance the return to its stockholders through the use of leverage. Because CRIIMI MAE's mortgage investments are federally insured or guaranteed, CRIIMI MAE has been able to arrange secured borrowings at interest rates which the Adviser believes are attractive. These borrowings have been invested in Government Insured Multifamily Mortgages with effective rates which are higher than the interest rates payable on such borrowings. The Net Positive Spread (as defined below) created by such leverage increases the return to CRIIMI MAE stockholders. The Adviser continuously monitors CRIIMI MAE's outstanding borrowings in an effort to ensure that CRIIMI MAE is making optimal use of its borrowing ability based on market conditions and opportunities.

    CRIIMI MAE expects to continue to use leverage only to the extent that (i) the proceeds therefrom will be used for investments such as CRIIMI MAE's current portfolio of Government Insured Multifamily Mortgages or other high quality assets including Other Insured Mortgages and Other Multifamily Mortgages; (ii) the risk of adverse changes in interest rates is reduced by the use of hedging techniques such as those currently employed by CRIIMI MAE; and (iii) the Adviser believes that after investing all funds from any specific borrowing, a "Net Positive Spread" (the difference between the yield on a mortgage investment acquired with borrowings and all incremental borrowing and operating expenses on a tax basis associated with the acquisition of such mortgage investment) of at least 40 basis points will be achievable on such borrowing. However, CRIIMI MAE's use of leverage carries with it the risk that the cost of its borrowings could increase relative to the return on CRIIMI MAE's mortgage investments (due to (i) higher borrowing costs resulting from increased interest rates and/or the expiration or termination of hedging agreements, and/or (ii) a decrease in the yield on its mortgage investments because of turnover in the portfolio), which could result in reduced net income or a net loss and thereby reduce the return to CRIIMI MAE's stockholders.

    CRIIMI MAE's use of leverage carries with it the risk that the cost of its borrowings could increase relative to the return on its mortgage investments, which could result in reduced net income or a net loss and thereby reduce the return to stockholders. To partially limit the adverse effects of rising interest rates, CRIIMI MAE has entered into a series of interest rate hedging agreements in an aggregate notional amount approximately equal to all of its outstanding borrowings and commitments. To the extent CRIIMI MAE has not fully hedged its portfolio, in periods of rising interest rates CRIIMI MAE's overall borrowing costs would increase with little or no overall increase in mortgage investment income, resulting in returns to stockholders that would be lower than those available if interest rates had remained unchanged.

    Although CRIIMI MAE expects the overall life of its mortgage investments to exceed ten years, CRIIMI MAE's hedging agreements range in maturity from approximately 3 to 5 years principally because of the high cost of instruments with maturities greater than 5 years. The average remaining term of these hedging agreements is approximately 2.7 years. Thus, to the extent CRIIMI MAE has not completely matched the overall life of its existing mortgage investments to that of its existing hedging agreements, upon the expiration of these hedging agreements, CRIIMI MAE would be fully exposed to the adverse effects of rising interest rates. The Adviser continues to review asset/liability hedging techniques as CRIIMI MAE's existing hedging agreements approach their expiration dates and to monitor the life of its hedging agreements relative to its assets.

    A reduction in long-term interest rates could increase the level of prepayments of CRIIMI MAE's Government Insured Multifamily Mortgages. CRIIMI MAE's yield on mortgage investments will be reduced to the extent CRIIMI MAE reinvests the proceeds from such prepayments in new mortgage investments with effective rates which are below the effective rates of the prepaid mortgages. CRIIMI MAE believes that declining interest rates result in increased prepayments of single family mortgages to a greater extent than mortgages on multifamily properties. This is partially due to lockouts (i.e. prepayment prohibitions), prepayment penalties or difficulties in obtaining refinancing for multifamily dwellings. Most of CRIIMI MAE's and CRI Liquidating's mortgage investments are subject to prepayment penalties or prohibitions.

    In addition, the fluctuation of long-term interest rates may affect the value of CRIIMI MAE's Government Insured Multifamily Mortgages. While decreases in long-term rates could increase the value of CRIIMI MAE's existing mortgage investments, increases in long-term rates could decrease the value of such investments and, in certain circumstances, require CRIIMI MAE to pledge additional collateral in connection with its borrowing facilities. This would reduce CRIIMI MAE's borrowing capacity and, in an extreme case, may force CRIIMI MAE to liquidate a portion of its assets at a loss in order to comply with certain covenants under its financing facilities.


Description of Assets

    CRIIMI MAE has invested primarily in Government Insured Multifamily Mortgages consisting of (i) FHA-Insured Loans and (ii) GNMA Securities. As of May 31, 1994, CRIIMI MAE owned directly 165 Government Insured Multifamily Mortgages with an amortized cost of approximately $666.5 million. As of May 31, 1994, the weighted average coupon rate of CRIIMI MAE's Government Insured Multifamily Mortgages was approximately 8.1% and the weighted average maturity thereof was approximately 33 years.

    The National Housing Act authorizes the U.S. Department of Housing and Urban Development ("HUD") to establish mortgage loan programs pursuant to which mortgage loans on properties are insured in whole or in part by HUD. FHA is a part of HUD and GNMA is a wholly owned corporate instrumentality of the United States within HUD. These programs insure that the outstanding principal of, and interest on, a loan, less certain specified deductions, will be paid by HUD if the borrower defaults on the loan. The National Housing Act authorizes different mortgage insurance programs based primarily upon types of real estate for which mortgage loans may be obtained, maximum loan amounts permissible, maturities of the mortgage loans, amortization schedules, rights of prepayment, coinsurance and nature of the borrower.

    All of the FHA-Insured Loans in which CRIIMI MAE invests are insured by HUD effectively for 99% of their current face value. Upon default and subsequent assignment to HUD, 90% of the face value of the mortgage is received by CRIIMI MAE within approximately 90 days of assignment and 9% of the face value of the mortgage is received upon final processing by HUD. In certain circumstances, CRIIMI MAE may receive HUD debentures rather than cash in an amount equal to 99% of the face value of such mortgage upon final processing by HUD. The GNMA Securities in which CRIIMI MAE invests are backed by FHA-Insured Loans. In the event of a default of an FHA-Insured Loan underlying a GNMA Security, the issuer or GNMA will make timely payments of principal and interest and pay 100% of the GNMA Security's principal balance to CRIIMI MAE when such mortgage is assigned to HUD and the issuer receives the insurance proceeds.

    As part of its investment strategy, CRIIMI MAE also invests in GNMA-guaranteed or HUD-insured construction loans relating to the construction or rehabilitation of multifamily housing projects, including nursing homes and intermediate care facilities ("Government Insured Construction Mortgages"). Government Insured Construction Mortgages involve a two-tier financing process in which a short-term loan covering construction costs is converted into a permanent loan. CRIIMI MAE also becomes the holder of the permanent loan upon conversion. The construction loan is funded in HUD-approved draws based upon the progress of construction. The construction draws are GNMA-guaranteed or insured by HUD. The construction loan generally does not amortize during the construction period. Amortization begins upon conversion of the construction loan into a permanent loan, which generally occurs within 24-months from the initial endorsement by HUD.

    Generally, Government Insured Multifamily Mortgages which are purchased near, at or above par value ("Near Par or Premium Mortgage Investments") will result in a loss if the mortgage investment is prepaid or assigned prior to maturity because the amortized cost of the mortgage investment, including acquisition costs, is approximately the same as or slightly higher than the insured amount of the mortgage investment. As of

May 31, 1994, substantially all of the mortgage investments owned directly by CRIIMI MAE consisted of Government Insured Multifamily Mortgages that are Near Par or Premium Mortgage Investments.

    CRI Liquidating's mortgage investments consist solely of Government Insured Multifamily Mortgages acquired from the CRIIMI Funds in the Merger. The CRIIMI Funds invested primarily in Government Insured Multifamily Mortgages comprising FHA-Insured Loans and GNMA Securities. As of May 31, 1994, CRI Liquidating owned 51 Government Insured Multifamily Mortgages with an amortized cost of approximately $154.4 million. As of May 31, 1994, the weighted average coupon rate of CRI Liquidating's Government Insured Multifamily Mortgages was approximately 7.6% and the weighted average maturity thereof was approximately 27 years.

    The majority of CRI Liquidating's mortgage investments were acquired by the CRIIMI Funds at a discount to face value ("Discount Mortgage Investments") on the belief that based on economic, market, legal and other factors, such Discount Mortgage Investments might be sold for cash, prepaid as a result of a conversion to condominium housing or otherwise disposed of or refinanced in a manner requiring prepayment or permitting other profitable disposition three to twelve years after acquisition by the CRIIMI Funds. CRI Liquidating's business plan calls for an orderly liquidation of approximately 33% of its estimated December 31, 1994 portfolio balance per year through 1997.

                             RECENT DEVELOPMENTS

    On March 22, 1990, a complaint was filed, on behalf of a class comprised of certain limited partners of CRIIMI III and shareholders of CRIIMI II (the "Plaintiffs"), in the Circuit Court for Montgomery County, Maryland against CRIIMI MAE, CRI Liquidating, CRIIMI I and its general partner, CRIIMI II, CRIIMI III and its general partner, CRI and William B. Dockser, H. William Willoughby and Martin C. Schwartzberg (the "Defendants"). On November 18, 1993, the Court entered an order granting final approval of the Settlement Agreement between the Plaintiffs and the Defendants pursuant to which CRIIMI MAE was to issue to class members, including certain former limited partners of CRIIMI I, up to 2.5 million warrants, exercisable for 18 months after issuance, to purchase Common Shares at an exercise price of $13.17 per share. In addition, the settlement included a payment of $1.4 million for settlement administration costs and the Plaintiff's attorneys' fees and expenses. Insurance provided $1.15 million of the $1.4 million cash payment, and the balance was paid by CRIIMI MAE.

    The number of warrants to be issued is based on the number of class members who submitted proofs of claim by the Submission Date. Based on the proofs of claim submitted as of such date, CRIIMI MAE expects to issue approximately 334,000 warrants pursuant to the Settlement Agreement.

    Based on the Adviser's initial estimate that up to 2.5 million warrants would be issued, CRIIMI MAE accrued a total provision of $1.5 million (which included the uninsured portion of the cash settlement) in its consolidated statement of income for the year ended December 31, 1993. Because the actual number of warrants expected to be issued pursuant to the Settlement Agreement is significantly lower than the initial estimate, CRIIMI MAE has reduced this provision to approximately $950,000.

    The exercise of the warrants will not result in a charge to CRIIMI MAE's tax basis income. Further, the Adviser believes that the exercise of the warrants will not have a material adverse effect on CRIIMI MAE's tax basis income per share or annualized cash dividends per share because CRIIMI MAE intends to invest the proceeds from any exercise of the warrants in accordance with its investment policy to purchase Government Insured Multifamily Mortgages and other authorized investments. However, in the case of a significant decline in the yield on mortgage investments and a significant decrease in the Net Positive Spread which CRIIMI MAE could achieve on its borrowings, the exercise of the warrants may have a dilutive effect on tax basis income per share and cash dividends per share. Receipt of the proceeds from the exercise of the warrants will increase CRIIMI MAE's shareholders' equity.

                               USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement for any offering of Securities, CRIIMI MAE intends to use the majority of the net proceeds from the sale of Securities (i) to acquire additional mortgage investments, including Government Insured Multifamily Mortgages, Other Insured Mortgages and Other Multifamily Mortgages, (ii) to sponsor and/or participate in securitized mortgage programs, (iii) to make other investments and/or acquisitions relating to CRIIMI MAE's mortgage business and/or (iv) for other general corporate purposes, including working capital. Pending their use for the foregoing purposes, the net proceeds will be invested in short term, interest-bearing investments.

                     RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth CRIIMI MAE's consolidated ratios of earnings to fixed charges for the periods shown :

                                                         Three Months
               Years Ended December 31,                 Ended March 31,
    -------------------------------------------         ---------------

     1989         1990    1991    1992    1993           1993     1994
    ------       ------  ------  ------  ------         ------   ------
  18.20 /(1)/     1.82    1.61    1.69    1.48           1.74     2.18

______________________

 (1) All financial information of CRIIMI MAE for the periods prior to the Merger on November 27, 1989 has been presented in a manner similar to a pooling of interests, which effectively combines the historical results of the CRIIMI Funds. The dividends and net income per share amounts for the year ended December 31, 1989 reflect the weighted average shares outstanding as if the Merger had been consummated on January 1, 1989.


     The ratios of earnings to fixed charges were computed by dividing earnings, as defined below, by fixed charges. For this purpose, earnings consist of CRIIMI MAE's consolidated net income (including any derived from the ownership of CRI Liquidating Shares), plus fixed charges, extraordinary items and loss from investment in limited partnership. Fixed charges consist of gross interest expense including amortization of debt expense, discount or premium. To date, CRIIMI MAE has not issued any Preferred Shares; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are unchanged from the ratios presented in this section.

                       DESCRIPTION OF DEBT SECURITIES

General

     The Debt Securities are to be issued under an indenture (the "Indenture") between CRIIMI MAE and a trustee (the "Trustee"). The form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indenture, as modified or suspended by any applicable Prospectus Supplement, are summaries of the provisions thereof and do not purport to be complete and are qualified in their entirety by reference to the Indenture and such Debt Securities.

    The Debt Securities will be direct, unsecured obligations of CRIIMI MAE and, as set forth below under "--Subordination," will be subordinate in right of payment to Senior Debt (as defined below) of CRIIMI MAE. In addition to the terms of the Indenture and any specific, express terms of the Debt Securities described below, the issuance of the Debt Securities will be limited by, and subject to certain terms of, CRIIMI MAE's existing financing facilities.

    As of May 31, 1994, CRIIMI MAE had outstanding borrowings of approximately $560 million under the three financing facilities described below. As of May 31, 1994, CRIIMI MAE owned directly Government Insured Multifamily Mortgages with an estimated fair market value of approximately $647.1 million, of which mortgage investments with an aggregate estimated fair market value of approximately $575.0 million secure borrowings under the Master Repurchase Agreements and the Revolving Credit Agreement described below. In addition, as of May 31, 1994, approximately 13,124,000 of the total 17,199,307 CRI Liquidating Shares held by CRIIMI MAE secure borrowings under the Bank Term Loan described below.

    Master Repurchase Agreements. On April 30, 1993 and November 30, 1993, CRIIMI MAE entered into master repurchase agreements (the "Master Repurchase Agreements") with Nomura Securities International, Inc. and Nomura Asset Capital Corporation (collectively, "Nomura") which provide CRIIMI MAE with an aggregate of $500.0 million of available financing for three-year terms. Pursuant to the terms of the Master Repurchase Agreements, CRIIMI MAE's debt-to-equity ratio may not exceed 2.5:1 and it is required to obtain prior written approval from Nomura in order to pledge any of its assets as collateral.

    Revolving Credit Agreement. CRIIMI MAE entered into a revolving credit agreement (the "Revolving Credit Agreement") on February 28, 1994 with a group of banks under which the banks have agreed to loan CRIIMI MAE an aggregate principal amount of $110 million. On June 1, 1994, an additional $25 million was made available for borrowing by CRIIMI MAE under this facility. The terms of the Revolving Credit Agreement, as amended, prohibit CRIIMI MAE or its subsidiaries from: (i) creating, incurring, or permitting any lien on any assets of CRIIMI MAE or its subsidiaries; (ii) incurring, subject to certain exceptions, any debt not expressly approved by the lending banks; and (iii) permitting the debt-to-equity ratio to exceed 2.5:1.

    Bank Term Loan. On October 23, 1991, CRIIMI MAE entered into a credit agreement with two banks for a reducing term loan facility (the "Bank Term Loan") in an aggregate amount not to exceed $85.0 million, subject to certain terms and conditions. In December 1992, the credit agreement was amended to increase the Bank Term Loan to $100 million. Certain terms of the Bank Term Loan prohibit CRIIMI MAE or its subsidiaries from incurring any additional debt unless expressly approved by the lending banks. The Bank Term Loan also requires that CRIIMI MAE's debt-to-equity ratio cannot exceed 2.5:1.


Terms

    The Indenture will provide that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the CRIIMI MAE Board or as established in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

    The Indenture will also provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated therein, any action described therein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

    Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

    (1)  the title of such Debt Securities;

    (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Shares or Preferred Shares, or the method by which any such portion shall be determined;

    (4) if convertible, in connection with the preservation of CRIIMI MAE's status as a REIT, any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares into which such Debt Securities are convertible;

    (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (7) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon CRIIMI MAE in respect of such Debt Securities and the Indenture may be served;

    (9) the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of CRIIMI MAE, if CRIIMI MAE is to have such an option;

    (10) the obligation, if any, of CRIIMI MAE to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (13) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

    (14) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the events of default or covenants set forth in the Indenture;

    (15) whether such Debt Securities will be issued in certificated or book-entry form;

    (16) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

    (17) the applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture;

    (18) the terms, if any, upon which such Debt Securities may be convertible into Common Shares or Preferred Shares and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

    (19) whether and under what circumstances CRIIMI MAE will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether CRIIMI MAE will have the option to redeem such Debt Securities in lieu of making such payment; and

    (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture.

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities") or that the principal amount thereof payable at their stated maturity may be more or less than the principal amount thereof at original issuance ("Indexed Securities"). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities or Indexed Securities will be described in the applicable Prospectus Supplement.

    Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of CRIIMI MAE to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving CRIIMI MAE or in the event of a change of control. Restrictions on ownership and transfers of CRIIMI MAE's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Capital Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of CRIIMI MAE that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations, Interest, Registration and Transfer

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee; provided that, at the option of CRIIMI MAE, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the register to be maintained by the Trustee or by wire transfer of funds to such person at an account maintained within the United States.

    Any interest not punctually paid or duly provided for on any interest payment date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice whereof shall be given to each holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security tendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but CRIIMI MAE may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by CRIIMI MAE with respect to any series of Debt Securities, CRIIMI MAE may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that CRIIMI MAE will be required to maintain a transfer agent in each place of payment for such series. CRIIMI MAE may at any time designate additional transfer agents with respect to any series of Debt Securities.

    To protect CRIIMI MAE's status as a REIT, CRIIMI MAE may refuse to effect a transfer of Debt Securities if, as a result of such transfer, any person would beneficially own, either directly or indirectly, more than 9.8% of CRIIMI MAE's outstanding capital stock. Neither CRIIMI MAE nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;
(ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

Merger, Consolidation or Sale

    The Indenture will provide that CRIIMI MAE may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation or trust or other entity provided that (a) either CRIIMI MAE shall be the continuing corporation, or the successor corporation (if other than CRIIMI MAE) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of CRIIMI MAE or any subsidiary as a result thereof as having been incurred by CRIIMI MAE or such subsidiary at the time of such transaction, no event of default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

Certain Covenants

    Existence. Except as permitted under "--Merger, Consolidation or Sale," CRIIMI MAE will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that CRIIMI MAE shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

    Maintenance of Properties. CRIIMI MAE will cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of CRIIMI MAE may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that CRIIMI MAE and its subsidiaries shall not be prevented from selling or otherwise disposing for value its mortgage investments and other assets in the ordinary course of business.

    Payment of Taxes and Other Claims. CRIIMI MAE will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of CRIIMI MAE or any subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of CRIIMI MAE or any subsidiary; provided, however, that CRIIMI MAE shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

    Additional Covenants. Any additional covenants of CRIIMI MAE with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

Events of Default, Notice and Waiver

    The Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when due and payable, at maturity, upon redemption or otherwise which continues for five business days; (c) default in making any sinking fund payment as required for any Debt Security of such series which continues for five business days; (d) default in the performance or breach of any other covenant or warranty of CRIIMI MAE contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) a default not being contested in good faith by CRIIMI MAE under any bond, debenture, note or other evidence of indebtedness for money borrowed by CRIIMI MAE (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by CRIIMI MAE (including such leases but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000 by CRIIMI MAE, whether such indebtedness now exists or shall hereafter be created which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of CRIIMI MAE or any Significant Subsidiary or either of its properties; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of CRIIMI MAE.

    If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than a majority in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to CRIIMI MAE (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) CRIIMI MAE shall have paid or deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture. The Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

    Each Trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if designated officers of such Trustee consider such withholding to be in the interest of such holders.

    The right of any holder to institute a proceeding with respect to the Indenture will be subject to certain conditions precedent including notice and indemnity to the Trustee, but the holder has an absolute right to receipt of principal of (and premium, if any) and interest on such holder's Debt Security on or after the respective due dates expressed in the Debt Security, and to institute suit for the enforcement of any such payments.

    Subject to provisions in the Indenture relating to its duties in case of default, no Trustee will be under an obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, each Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

    Within 120 days after the close of each fiscal year, CRIIMI MAE will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indentures

    Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in aggregate principal amount of all outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

    The holders of not less than a majority in principal amount of outstanding Debt Securities issued under the Indenture have the right to waive compliance by CRIIMI MAE with certain covenants in such Indenture.

  Modifications and amendments of the Indenture may be made by CRIIMI MAE and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to CRIIMI MAE as obligor under such Indenture; (ii) to add to the covenants of CRIIMI MAE for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon CRIIMI MAE in such Indenture; (iii) to add Events of Default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares;
(viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt

Securities, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

    The Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (iv) Debt Securities owned by CRIIMI MAE or any other obligor upon the Debt Securities or any affiliate of CRIIMI MAE or of such other obligor shall be disregarded.

    The Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be called at any time by the applicable Trustee, and also, upon request, by CRIIMI MAE or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

    Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

Subordination

    Upon any distribution to creditors of CRIIMI MAE in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the Debt Securities will be subordinated in right of payment to the prior payment in full of all "Senior Debt" (as defined below), but the obligation of CRIIMI MAE to make payment of the principal and interest on the Debt Securities will not otherwise be affected. No payment of principal or interest may be made on the Debt Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or CRIIMI MAE receives notice of the default. After all Senior Debt is paid in full and until the Debt Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of CRIIMI MAE may recover more, ratably, than holders of the Debt Securities.

    "Senior Debt" will be defined in the Indenture as the principal of and interest on, or substantially similar payments to be made by CRIIMI MAE in respect of, the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed: (a) indebtedness of CRIIMI MAE for money borrowed or represented by purchase-money obligations, (b) indebtedness of CRIIMI MAE evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument, (c) obligations of CRIIMI MAE as lessee under leases of property either made as part of any sale and leaseback transaction to which CRIIMI MAE is a party or otherwise, (d) indebtedness of any partnerships or joint ventures which is included in the consolidated financial statements of CRIIMI MAE, (e) indebtedness, obligations and liabilities of others in respect of which CRIIMI MAE is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which CRIIMI MAE has agreed to purchase or otherwise acquire, and (f) any binding commitment of CRIIMI MAE to fund any mortgage investment or to fund any investment in any entity making such mortgage investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses (a) through (f) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Debt Securities or rank pari passu with the Debt Securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of CRIIMI MAE to substantially the same extent as or to a greater extent than the Debt Securities are subordinated, and (3) the Debt Securities. Senior Debt includes indebtedness arising under the Master Repurchase Agreements, the Revolving Credit Agreement and the Bank Term Loan. See "--General." There will be no restrictions in the Indenture upon the creation of additional Senior Debt.

Discharge, Defeasance and Covenant Defeasance

    Under the Indenture, CRIIMI MAE will be able to discharge certain obligations to holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    The Indenture will provide that, under certain circumstances, CRIIMI MAE may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under the Indenture or, under certain circumstances, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by CRIIMI MAE with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may be established only if, among other things, CRIIMI MAE has delivered to the applicable Trustee an opinion of counsel (as specified in each Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture.

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after CRIIMI MAE has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the European Currency Unit ("ECU") both within the European Monetary System established by the Resolution of December 5, 1978 of the council of the European Economic

Community, European Coal and Steel Community and the European Atomic Energy Community (collectively, the "European Communities") and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications of the provisions described above, with respect to the Debt Securities of or within a particular series.

Conversion Rights

    The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or CRIIMI MAE, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

    To protect CRIIMI MAE's status as a REIT, CRIIMI MAE may refuse to effect a conversion of the Debt Securities if, as a result of such conversion, any person would beneficially own, either directly or indirectly, more than 9.8% of CRIIMI MAE's outstanding capital stock. See "Description of Capital Stock -- Common Shares -- Restrictions on Ownership and Transfer."

Global Securities

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of CRIIMI MAE comprises 60 million Common Shares and 25 million Preferred Shares. As of June 23, 1994, there were issued and outstanding 25,183,533 Common Shares and no Preferred Shares. The Common Shares are currently listed and are trading on the NYSE, and CRIIMI MAE will seek to list with the NYSE any Common Shares offered in any Prospectus Supplement hereto.

Preferred Shares

    General. The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of CRIIMI MAE's Articles of Incorporation, as amended (the "Articles of Incorporation") and Bylaws and applicable articles supplementary relating to any offering of Preferred Shares ("Articles Supplementary").

    Terms. Subject to the limitations prescribed by the Articles of Incorporation, the CRIIMI MAE Board is authorized to fix the number of shares constituting each series of Preferred Shares and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the CRIIMI MAE Board. The Preferred Shares will, when issued, be fully paid and nonassessable by CRIIMI MAE and will have no preemptive rights.

    Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

    (1)  The title and stated value of such Preferred Shares;

    (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

    (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

    (6)  The provision for a sinking fund, if any, for such Preferred Shares;

    (7)  The provision for redemption, if applicable, of such Preferred Shares;

    (8)  Any listing of such Preferred Shares on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

    (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

    (11) A discussion of federal income tax considerations applicable to such Preferred Shares;

    (12) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of CRIIMI MAE;

    (13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of CRIIMI MAE; and

    (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of CRIIMI MAE as a REIT.

    Rank. Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of CRIIMI MAE, rank (i) senior to all classes or series of Common Shares and to all equity securities ranking junior to such Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of CRIIMI MAE; (ii) on a parity with all equity securities issued by CRIIMI MAE the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of CRIIMI MAE; and (iii) junior to all equity securities issued by CRIIMI MAE the terms of which specifically provide that such equity securities rank senior to the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of CRIIMI MAE. The term "equity securities" does not include convertible debt securities.

    Dividends. Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the CRIIMI MAE Board, out of assets of CRIIMI MAE legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of CRIIMI MAE on such record dates as shall be fixed by the CRIIMI MAE Board.

    Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the CRIIMI MAE Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and CRIIMI MAE will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Shares of any series are outstanding, no dividends will be declared or paid or set apart for payment on the Preferred Shares of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per Preferred Share of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares, or any other capital shares of CRIIMI MAE ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other capital shares of CRIIMI MAE ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by CRIIMI

MAE (except by conversion into or exchange for other capital shares of CRIIMI MAE ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

    Any dividend payment made on shares of a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

    Redemption. If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of CRIIMI MAE, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by CRIIMI MAE in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of CRIIMI MAE, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of CRIIMI MAE pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of CRIIMI MAE or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, CRIIMI MAE shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of CRIIMI MAE ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of CRIIMI MAE or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

    If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by CRIIMI MAE and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by CRIIMI MAE.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of CRIIMI MAE. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price;
(v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by CRIIMI MAE in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, such Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Any moneys so deposited which remain unclaimed by the holders of the Preferred Shares at the end of two years after the redemption date will be returned by such bank or trust company to CRIIMI MAE.

    Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CRIIMI MAE, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital shares of CRIIMI MAE ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of CRIIMI MAE, the holders of each series of Preferred Shares shall be entitled to receive out of assets of CRIIMI MAE legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of CRIIMI MAE. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of CRIIMI MAE are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of CRIIMI MAE ranking on a parity with the Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of CRIIMI MAE shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of CRIIMI MAE with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of CRIIMI MAE, shall not be deemed to constitute a liquidation, dissolution or winding up of CRIIMI MAE.

    Voting Rights. Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, CRIIMI MAE will not, without the affirmative vote or consent of the holders of at least a majority of the shares of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to such series of

Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital shares of CRIIMI MAE into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of CRIIMI MAE's Articles of Incorporation or the Articles Supplementary for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, CRIIMI MAE may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares, and provided further that (x) any increase in the amount of the authorized Common Shares or Preferred Shares or the authorization, creation or issuance of any other series of Preferred Shares or any other class or series of capital shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares or any other class or series of capital shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

    Conversion Rights. The terms and conditions, if any, upon which any series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or CRIIMI MAE, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

    Restrictions on Ownership and Transfer. As discussed below under "--Common Shares--Restrictions on Ownership and Transfer," for CRIIMI MAE to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist CRIIMI MAE in meeting this requirement, CRIIMI MAE may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of more than 9.8% of CRIIMI MAE's outstanding capital stock, including any Preferred Shares of CRIIMI MAE. Therefore, the Articles Supplementary for each series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Shares.

Common Shares

    The following description of the Common Shares is summarized from relevant portions of CRIIMI MAE's Articles of Incorporation and Bylaws, as amended. A more complete description of the Common Shares may be obtained by reference to such documents and to the documents incorporated by reference in this Prospectus. The following statements are qualified in their entirety by such reference.

    General. Stockholders are entitled to one vote for each Common Share held on all matters presented for a vote to stockholders. The CRIIMI MAE Board serves in staggered three-year terms. Directors may be removed only for cause, upon the affirmative vote of holders of a majority of the Common Shares voting together as a single class. Except as otherwise provided in the Articles of Incorporation, in meetings where a quorum is present, a majority of the votes cast by stockholders is required to adopt a provision. Stockholders are entitled to receive all assets available for distribution to the stockholders, subject to any preferential rights of the holders of any Preferred Shares. The Common Shares, when issued, will be fully paid and nonassessable and will not be subject to redemption, except as provided in the Articles of Incorporation, nor will they have any preference, conversion, exchange, preemptive or cumulative voting rights.

    The transfer agent and register for the Common Shares is Registrar and Transfer Company.

    Restrictions on Ownership and Transfer. The Code provides that a corporation may not qualify as a REIT if more than 50% in value of the shares of the corporation are owned, directly or indirectly, by five or fewer individuals, which for this purpose, includes pension funds and certain other tax-exempt entities. Provisions of the Articles of Incorporation, intended to prevent concentrated ownership of the capital stock of CRIIMI MAE that might jeopardize its qualification as a REIT, authorize the CRIIMI MAE Board to refuse to effect a transfer of shares of capital stock of CRIIMI MAE to any person who as a result would own in excess of 9.8% of the outstanding shares of capital stock of CRIIMI MAE ("Excess Shares") and to redeem such Excess Shares.

                  CERTAIN UNITED STATES TAX CONSIDERATIONS

    The following summary of certain federal income tax considerations to CRIIMI MAE is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities. Certain federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

    This discussion does not consider specific facts and circumstances that may be relevant to a particular holder's tax position, and does not consider U.S. state and local or non-U.S. tax consequences. Furthermore, the following discussion is based on provisions of the Code and administrative and judicial interpretations, all of which are subject to change, possibly on a retroactive basis.

    EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

    CRIIMI MAE and CRI Liquidating have qualified, and intend to continue to qualify, as REITs under the Code. Qualification for treatment as a REIT requires CRIIMI MAE and CRI Liquidating each to meet certain criteria including certain requirements regarding the nature of its ownership, assets, income and distributions of taxable income. A REIT generally is not subject to federal income tax on that portion of its ordinary income or capital gains that is distributed currently to stockholders. CRIIMI MAE and CRI Liquidating have distributed and intend to continue to distribute substantially all of their taxable income to stockholders and to meet distribution requirements to continue to qualify as REITs. CRIIMI MAE and CRI Liquidating will each generally be subject to federal income tax at normal corporate rates on its undistributed income and to a 4% excise tax under the Code on the amount, if any, by which 85% of its REIT taxable income (including accrued but unpaid interest income) and 95% of any net capital gain exceed the amount actually distributed to its stockholders during the year (or declared as a dividend during October, November or December of a calendar year, if distributed during the following January as ordinary income dividends). Accrued income for each quarter is generally received within 30 days after the end of the quarter. CRIIMI MAE and CRI Liquidating are not aware of any present circumstances that would cause them to fail to qualify as REITs, nor do they anticipate any such circumstances in the reasonably foreseeable future. If the U.S. Internal Revenue Service ("IRS") successfully challenged the tax status of CRIIMI MAE or CRI Liquidating as a REIT, CRIIMI MAE and CRI Liquidating's earnings would become subject to federal income tax (including any applicable minimum tax) at corporate rates.

    To protect CRIIMI MAE's qualification as a REIT under the Code, CRIIMI MAE's Articles of Incorporation provide that no person or persons acting as a group (defined to include partnerships, corporations, trusts and other entities), with the exception of CRI or its affiliates, shall at any time directly or indirectly acquire ownership of more than 9.8% of the outstanding shares of CRIIMI MAE's capital stock.

                            PLAN OF DISTRIBUTION

    CRIIMI MAE may sell Securities to or through one or more underwriters, and also may sell Securities directly to other purchasers or through agents.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Securities, underwriters may receive compensation from CRIIMI MAE or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from CRIIMI MAE, and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from CRIIMI MAE will be described, in the Prospectus Supplement.

    Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Shares which are listed on the NYSE. Any Common Shares sold pursuant to a Prospectus Supplement are expected to be listed on such exchange, subject to official notice of issuance. CRIIMI MAE may elect to list any series of Debt Securities or Preferred Shares on an exchange, but is not obligated to do so.
It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for any Securities.

    Under agreements CRIIMI MAE may enter into, underwriters, dealers, and agents who participate in the distribution of Securities may be entitled to indemnification by CRIIMI MAE against certain liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, CRIIMI MAE in the ordinary course of business.

    If so indicated in the Prospectus Supplement, CRIIMI MAE will authorize underwriters or other persons acting as CRIIMI MAE's agents to solicit offers by certain institutions to purchase Securities from CRIIMI MAE pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by CRIIMI MAE. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                LEGAL MATTERS

    Certain matters relating to the validity of the Securities will be passed upon for CRIIMI MAE by Arent Fox Kintner Plotkin & Kahn, Washington, D.C.

                                   EXPERTS

    The financial statements and schedules included in CRIIMI MAE's Annual Report on Form 10-K, as amended, incorporated herein by reference, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in its reports with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

================================================================================

    No dealer, salesperson or other person is authorized in connection with any offering made hereby to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus or any Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby, nor do they constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any date subsequent to the date hereof or thereof.



                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Available Information.........................................................
Incorporation of Certain Documents by Reference...............................
Prospectus Summary............................................................
CRIIMI MAE....................................................................
Ratio of Earnings to Fixed Charges............................................
Use of Proceeds...............................................................
Description of Debt Securities................................................
Description of Capital Stock..................................................
Certain United States Tax Considerations......................................
Plan of Distribution..........................................................
Legal Matters.................................................................
Experts.......................................................................


================================================================================


================================================================================


                                  $200,000,000



                                CRIIMI MAE Inc.



                       Debt Securities, Preferred Stock,
                                  Common Stock



                              ____________________

                                   PROSPECTUS
                              ____________________



================================================================================

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

  All of the expenses set forth below, except the SEC registration fee, are estimated.

     SEC registration fee................................  $ 68,966.00
     New York Stock Exchange listing fee.................        *
     Rating Agency fees..................................        *
     Printing and engraving expenses.....................        *
     Accounting fees and expenses........................        *
     Legal fees and expenses.............................        *
     Blue Sky fees and expenses (including legal fees)...        *
     Transfer agent and registrar fees...................        *
     Trustees fees.......................................        *
     Miscellaneous.......................................        *
                                                           -----------
       Total.............................................  $     *
                                                           ===========

___________
* To be completed by amendment.

Item 15.  Indemnification of Directors and Officers

    Under Maryland law, a corporation formed under Maryland law is permitted to limit, by provisions in its articles of incorporation, the liability of its directors and officers to the corporation or its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. CRIIMI MAE's Articles of Incorporation include such a provision which limits such liability to the fullest extent permitted by Maryland law.

    CRIIMI MAE's Bylaws provide that CRIIMI MAE shall indemnify its directors, officers and adviser, and may indemnify other persons who may be indemnified, to the fullest extent permitted by Maryland law against any liability and related expenses (including attorneys' fees) incurred in conjunction with any proceeding or threatened proceeding in which any of them may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to CRIIMI MAE's business. CRIIMI MAE has purchased and maintains liability insurance against liabilities that may be asserted against such persons in connection with CRIIMI MAE, whether or not indemnification against such liabilities would be permitted under the provisions of CRIIMI MAE's Articles of Incorporation.

    Section 2-418 of the General Corporation Law of the State of Maryland provides, together with the Bylaws described above, for the indemnification of directors, officers and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursements of expenses incurred) arising under the Securities Act.

Item 16.  Exhibits

     (a) Exhibits.

     Exhibit
     Number                                Description
     ------                                -----------

       *1.1  --Form of Underwriting Agreement for Common Shares and Preferred
               Shares
       *1.2  --Form of Underwriting Agreement for Debt Securities
      **4.1  --Articles of Incorporation, as amended, of CRIIMI MAE Inc.
      **4.2  --Bylaws, as amended, of CRIIMI MAE Inc.
        4.3  --Form of Indenture for Debt Securities
       *4.4 --Form of Articles Supplementary with respect to Preferred Shares *4.5 --Form of specimen certificate representing Preferred Shares
      **4.6  --Form of specimen certificate representing Common Shares
          5  --Opinion of Arent Fox Kintner Plotkin & Kahn regarding validity of securities being registered
          8  --Tax Opinion of Arent Fox Kintner Plotkin & Kahn (included in
               Exhibit 5)
       12.1 --Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Dividends of CRIIMI MAE
       23.1  --Consent of Arthur Andersen & Co.
       23.2  --Consent of Arent Fox Kintner Plotkin & Kahn (included in Exhibit
               5)
       24    --Power of Attorney (included on signature page)
      *26.1  --Statement of Eligibility of Trustee on Form T-1
      *26.2  --Statement of Eligibility of Trustee on Form T-2.



- -----------------------------

* To be filed by amendment or incorporated by reference in connection with the offering of Securities.

** Incorporated herein by reference to CRIIMI MAE's Registration Statement on Form S-3 (File No. 33-50679), as amended.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and
(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant also hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection
(a) of section 310 of the Trust Indenture Act (the "TIA") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the TIA.

     The undersigned registrant hereby further undertakes that: (l) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 23 day of June, 1994.

                                    CRIIMI MAE INC.
                                    By:  /s/   William B. Dockser
                                         ------------------------
                                               William B.  Dockser
                                             Chairman of the Board

                              POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William B. Dockser and H. William Willoughby, and each of them severally, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including posteffective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or of his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/   William B. Dockser       Chairman of the Board (Principal   June 23, 1994
- ---------------------------     Executive Officer and Director)
      William B. Dockser


 /s/  H. William Willoughby    Director, President and Secretary  June 23, 1994
- ---------------------------
     H.  William Willoughby


                               Director
- ---------------------------
       Garrett G.Carlson


 /s/  G. Richard Dunnells      Director                           June 23, 1994
- ---------------------------
     G.  Richard Dunnells


                               Director
- ---------------------------
       Robert F. Tardio


 /s/   Cynthia O. Azzara       Chief Financial Officer           June 23, 1994
- ---------------------------     (Principal Financial and
       Cynthia O. Azzara        Accounting Officer)


                                EXHIBIT INDEX

    Exhibit
    Number                Description
    ------                -----------

     *1.1    --Form of Underwriting Agreement for Common Shares and Preferred
               Shares
     *1.2    --Form of Underwriting Agreement for Debt Securities
    **4.1    --Articles of Incorporation, as amended, of CRIIMI MAE Inc.
    **4.2    --Bylaws, as amended, of CRIIMI MAE Inc.
      4.3    --Form of Indenture for Debt Securities
     *4.4    --Form of Articles Supplementary with respect to Preferred Shares
     *4.5    --Form of specimen certificate representing Preferred Shares
    **4.6    --Form of specimen certificate representing Common Shares
        5    --Opinion of Arent Fox Kintner Plotkin & Kahn regarding validity of securities being registered
        8    --Tax Opinion of Arent Fox Kintner Plotkin & Kahn (included in
               Exhibit 5)
     12.1 --Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Dividends of CRIIMI MAE
     23.1    --Consent of Arthur Andersen & Co.
     23.2    --Consent of Arent Fox Kintner Plotkin & Kahn (included in Exhibit
               5)
       24    --Power of Attorney (included on signature page)
    *26.1    --Statement of Eligibility of Trustee on Form T-1
    *26.2    --Statement of Eligibility of Trustee on Form T-2.



- -----------------------------

* To be filed by amendment or incorporated by reference in connection with the offering of Securities.

** Incorporated herein by reference to CRIIMI MAE's Registration Statement on Form S-3 (File No. 33-50679), as amended.